Exhibit 99.1

Investor Relations Contact: James Carbonara	Public Relations Contact: Adam Curtis
Hayden IR (646)755-7412 james@haydenir.com or ir@augme.com	Abel Communications (410) 843-3822 adam@abelcommunications.com

Augme Technologies, Inc. Reports Fiscal Fourth Quarter and Year End Results

Continued Growth in Revenue, Bookings and Backlog

NEW YORK, NY – May 13, 2013 -- Augme® Technologies, Inc. (OTCBB: AUGT) (“Augme”) and its wholly owned subsidiary, Hipcricket®, Inc. (“Hipcricket”) (collectively “the Company”), a technology leader in mobile marketing and advertising, announces its operating results for the fourth quarter and fiscal year ended February 28, 2013.

Fourth Quarter Highlights and Fiscal Year Highlights

•	Fourth quarter revenue increased 49% to $7.5 million from $5.0 million in the same period last year.
•	Fiscal year revenue increased 119% to $26.2 million from $12.0 million last year. On a pro-forma basis, revenue increased 55% to $26.2 million from $16.9 million in fiscal 2012.
•	Fourth quarter new orders bookings increased 26% to a record $9.7 million from $7.7 million in the same period last year.
•	As of February 28, 2013, backlog increased 17% to $18.4 million from $15.7 million in the same period last year.
•	Average revenue per customer in fiscal 2013 increased 43% to approximately $93,000 from $65,000 in the prior year.

“During fiscal 2013 we executed well against our key objectives to grow revenue, to drive adoption of our industry leading mobile engagement platform and to drive the Company towards operating cash flow profitability” said Ivan Braiker, the Company’s Chief Executive Officer. “We delivered 55% revenue growth to $26.2 million year over year. We have run over 250,000 campaigns to date, we have consistently maintained a 95% customer renewal rate, and we grew average revenue per customer to $93,000, up 43% compared with last year. We are continuing to focus on our established strategy which realizes the opportunities we see in our operating Company, Hipcricket.” Mr. Braiker continued, “Not only did the Company make significant progress in launching new mobile solutions; we more than tripled mobile advertising revenue last year. What differentiates Hipcricket today in the market is our unique AD LIFE® platform, which allows brands and agencies to manage, meter and optimize all forms of mobile engagement in real time from one single platform.”

Braiker concluded, “In addition, we ended the fourth quarter with the largest quarterly number of new orders bookings in Company history at $9.7 million, which we believe is a direct result of the heavy investments that we have made in sales, client support and other revenue generating functions. We are seeing increased momentum across all verticals, and we intend to focus on enhancing the AD LIFE® platform’s analytics engine in a very personalized way in order to increase effectiveness of mobile campaigns and will seek to capitalize on the growing interest in mobile engagement by expanding our sales force.

Fourth Quarter Financial Results

Revenue for fourth quarter of fiscal 2013 increased to $7.5 million, from $5.0 for fourth quarter of fiscal 2012, an increase of 49%.

Gross profit for fourth quarter fiscal 2013 increased to $4.6 million, from $3.1 million for fourth quarter fiscal 2012, an increase of 50%

The gross margin for the fourth quarters of fiscal 2013 and 2012 was 61%. Mobile advertising revenues were 36% of total revenues in fourth quarter fiscal 2013 compared with 26% in fourth quarter fiscal 2012.

Operating expenses for the fourth quarters of fiscal 2013 and 2012 were $12.5 million.  Non-GAAP operating expenses, defined as total operating expenses adjusted non-cash charges for fourth quarter fiscal 2013 decreased to $6.7 million from $8.2 million for fourth quarter fiscal 2012.

Net loss for fourth quarter fiscal 2013 was $7.9 million, or $0.07 cents per share, compared to a net loss of $11.2 million, or $0.12 cents per share, for the fourth quarter of fiscal 2012. Excluding non-cash charges, the non-GAAP loss for fourth quarter fiscal 2013 was $2.2 million compared with $5.2 million for fourth quarter fiscal 2012.

Full Year Fiscal 2013 Financial Results

Revenue for fiscal 2013 increased to $26.2 million from $12.0 million for fiscal 2012, an increase of 119%.  Hipcricket, Inc. was acquired on August 25, 2011 and is included in the financial statements from the date of acquisition.

Gross profit for fiscal 2013 increased to $15.8 million, from $7.8 million for fiscal 2012, an increase of 103%.

The gross margin for fiscal 2013 was 60% compared with 65% for fiscal 2012. The decrease reflects a shift in the Company's business toward mobile advertising revenue, which carries a higher cost of sales than mobile marketing revenue. Mobile advertising revenue was 34% of total revenue in fiscal 2013 compared with 19% in fourth fiscal 2012.

Operating expenses for fiscal 2013 were $76.8 million compared with $37.7 million for fiscal 2012.  Non-GAAP operating expenses, defined as total operating expenses adjusted for non-cash charges for fiscal 2013 increased to $27.6 million from $14.6 million for fiscal 2012.

Net loss for fiscal 2013 was $48.8 million, or $0.47 cents per share compared to a net loss of $22.6 million, or $0.28 cents per share for fiscal 2012.  Excluding non-cash charges, the non-GAAP loss for fiscal 2013 was $11.8 million compared with $16.8 million for fiscal 2012.

Full Year Fiscal 2013 Compared with Fiscal 2012 Pro-Forma Results

The following Fiscal 2012 pro-forma numbers include the results of Hipcricket as if Hipcricket had been owned by Augme for the entirety of fiscal 2012.

Revenue for fiscal 2013 totaled $26.2 million, compared with pro-forma revenue of $16.9 million in fiscal 2012, an increase of 55%.

The net loss for fiscal 2013 totaled $48.8 million, compared with a pro-forma net loss of $23.6 million for fiscal 2012.

Fiscal 2012 and Fiscal 2013 First and Third Quarter Restatement

As previously released on May 2, 2013 in connection with our financial close process for our fiscal year 2013 financial statements, we concluded that the accounting for our acquisitions of Hipcricket and JAGTAG, Inc. ("JAGTAG"), both of which occurred during fiscal year 2012, and of GEOS Communications IP Holdings Inc. ("GEOS"), which occurred during the first quarter of fiscal 2013, was incorrect because certain income tax provision impacts were not properly recorded for the differences between the book and tax basis of the acquired assets.  To correct the errors related to the Hipcricket and JAGTAG transactions, we recorded an increase to goodwill of $13.5 million, an increase to deferred tax liability of $3.5 million, and an increase to income tax benefits of $10.0 million for the quarter ended August 31, 2011 and fiscal year ended February 29, 2012.  Accordingly, the financial statements for the fiscal year ended February 29, 2012 and year-to-date period ended August 31, 2011, November 30, 2011, February 29, 2012, May 31, 2012, August 31, 2012 and November 30, 2012 will be restated from amounts previously reported.  To correct the errors related to the GEOS transaction, we recorded an increase to the identified intangible asset category of patents of $2.6 million and a corresponding increase to income tax benefits of $2.6 million for the quarter ended May 31, 2012.  As a result of our previously completed impairment analysis performed during the quarter ended November 30, 2012 on certain identified intangibles, we recognized additional impairment expense of $2.6 million to write off the increased value resulting from the adjustments for the GEOS transaction.

We assessed the impact of the errors relating to the Hipcricket and JAGTAG transactions on our interim goodwill impairment analysis that was initially performed as of November 30, 2012.  As a result of the increase in carrying amount of goodwill resulting from the restatement, in our updated impairment assessment, we concluded that the carrying value of our goodwill more likely than not exceeded the fair value, resulting in an indication of impairment.  Therefore we were required to perform a step two analysis in which we estimated the fair value of the reporting unit using our estimates of future cash flows, historical and estimated future operating results, business plans, economic projections, and marketplace data.  As a result of that analysis, we recognized an impairment write down of goodwill of $25.9 million for the period ended November 30, 2012 and the year ended February 28, 2013, to reduce our carrying value of goodwill to $35.1 million.  The goodwill impairment was in part a result of the increase in the estimated fair value of certain of our identifiable intangible assets, in particular our customer relationships, which had a higher estimated fair value as of November 30, 2012, than the carrying value.  Accordingly we will reissue out restated financial statements for the three and nine month periods ended November 30, 2012.  Net loss, basis and diluted net loss per share, accumulated deficit, and shareholders' equity also were affected by the restatements.  The corrections had no impact on total revenue, operating expense, or operating cash flows.

The restatements will be completed as part of our Form 10-K for the fiscal year ended February 28, 2013 (the “2013 Form 10-K”). You should refer to note 3 of the notes to our consolidated financial statements included in our 2013 Form 10-K for additional information about the restatements in each of the restated periods.

Non-GAAP information and reconciliation to comparable GAAP financial measures
(unaudited)

This press release includes financial measures defined as non-GAAP financial measures by the SEC.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles ("GAAP").  Generally, a non-GAAP financial measure is a numerical measure that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We supplement our GAAP disclosures with Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses).  These amounts exclude non-cash items including Stock, option and warrant expense, depreciation and amortization, impairment charges, and change in acquisition related contingent consideration. The following table reconciles Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses) to the comparable GAAP measures:

Unaudited
(In Millions)	Three Months Ended		Year Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
Operating expenses before non cash charges		(Restated)		(Restated)
Operating expenses (GAAP)	$12.5	$12.5	$76.8	$37.7
Stock,option and warrant expense	(0.8)	(1.8)	(5.1)	(8.8)
Depreciation and amortization	(1.4)	(2.5)	(6.0)	(4.3)
Impairment of intangibles and goodwill	(3.5)	-	(38.1)	-
Other non cash charges	(0.2)		0.0	-
Non-GAAP operating expenses	$6.7	$8.2	$27.6	$24.6

	Three Months Ended (in millions)		Year Ended (in millions)
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
		(Restated)		(Restated)
Earnings (loss) before non-cash charges
Net loss as reported (GAAP)	$(7.9)	$(11.2)	$(48.8)	$(22.6)
Stock,option and warrant expense	0.8	1.8	5.1	8.8
Depreciation and amortization	1.4	2.5	6.0	4.3
Impairment of intangibles and goodwill	3.5	-	38.1	-
Deferred tax benefit	-	-	-	(10.0)
Change in acquistion contingent consideration	-	1.7	(12.2)	2.7
Non-GAAP loss	$(2.2)	$(5.2)	$(11.8)	$(6.7)

Management will host a conference call today at 4:30 p.m. ET.

To join the conference call, please dial 877-941-2068 (domestic call-in) or 480-629-9712 (international call-in).

A live webcast and replay will be available in the investor events section of Augme's website (http://augme.com/investor_events). All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 7:30 p.m. ET on May 13, 2013 until 11:59 p.m. ET on May 20, 2013 by calling 877-870-5176 (domestic) or 858-384-5517 (international) and entering confirmation # 4617595. An archived replay of the conference call will also be available in the corporate section of the Company's website.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (OTCBB: AUGT), and its wholly-owned subsidiary Hipcricket, provides a customer engagement platform that empowers brands, agencies and media properties to engage customers, drive loyalty and increase sales via mobile. Hipcricket’s customers connect with consumers across every mobile channel, including SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Hipcricket’s proven technology, strategic and marketing services and experienced account management teams have provided measurable success to a broad range of national and regional brand-name leaders (e.g., MillerCoors, Clear Channel) across an industry-leading 250,000+ campaigns.

Augme is headquartered in Kirkland, WA, with operations in New York City, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, and Miami. For more information visit www.augme.comorwww.hipcricket.com.

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-13.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 28, 2013, which is expected to be filed with the SEC on or before May 17, 2013 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

# # #